ALLDIGITAL EMPLOYMENT AGREEMENT

KON WILMS

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of June 28, 2013 (the “Effective Date”), by and between AllDigital, Inc., a California corporation (the “Company”), and Kon Wilms (“Employee”). In consideration of the mutual covenants set forth below, the Company and Employee hereby agree as follows:

1. Employment Offer Contingencies. Employee will be required, as a condition of employment with the Company, to: (a) successfully complete a background check; (b) execute the Company’s Confidential, Proprietary Information and Invention Assignment Agreement, (c) execute the Company’s Security Training Acknowledgement Form, (d) provide, as required by law, legal proof of identity and authorization to work in the United States, and (e) if applicable, obtain a written consent or release from Employee’s current employer to join Company in the form of the Company’s Release Agreement. The above documents will be provided in advance and Employee will have adequate time to review them, but the documents must be completed and submitted to Employer no later than Employee’s first day of employment with the Company. Upon commencement of employment, Employee will be provided a copy of the Company’s Employee Handbook which Employee will be required to review and execute and written acknowledgement thereof within 30 days of beginning employment with the Company.

2. At Will Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company. The parties acknowledge and agree that the Employee’s employment relationship is “at-will”, meaning that either party may terminate the employment relationship for any reason (or no reason at all) at any time, with or without cause and with or without or prior notice. Any termination of Employee by the Company shall be by action of the Board of Directors of the “Parent Company.” “Parent Company” shall mean any entity that wholly-owns the Company and, if that entity is wholly-owned by another entity, shall include the entity that wholly-owns the entity that owns the Company. The ultimate Parent Company, and its consolidated direct and indirect subsidiaries, are referred to herein as the “Consolidated Company.”

3. Services. Employee shall serve as Chief Architect of the Company (or Consolidated Company, as the case may be) and perform such services for the Company as are customary for such position and those services that may be assigned to him by the Chief Executive Officer (“CEO”) and/or Board of Directors of the Parent Company, which shall include supporting and managing the execution of the Company’s plans for the AllDigital Cloud platform, platform extensions, and Integration Services efforts. This also includes the following: (1) leading and managing development efforts as directed by the Company’s CEO, (2) working with the Company’s internal resources to ensure customer solutions are responsive to their functional requirements, (3) managing development resources to ensure customer solutions are developed in accordance with software development industry best practices and agreed upon schedules, (4) supporting the Company’s deal desk in the technical review and pricing of customer proposals, (5) developing, building, managing and maintaining the Company’s software related processes and tools; (6) providing technical due diligence support related to potential acquisitions by the Company, and (7) other duties as may be assigned by the CEO and/or Parent Company Board of Directors.

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4. Outside Activities. During the term of this Agreement, or any extensions thereof, Employee agrees to not engage in any other gainful employment, business or activity that is competitive to, or in conflict (directly, indirectly, actual or potential) with the Consolidated Company, without the written consent of the Company. While Employee renders services to the Consolidated Company, Employee will not assist any person or organization in competing with the Consolidated Company, in preparing to compete with the Consolidated Company, or in hiring any employees of the Consolidated Company.

5. Work and Reside in Orange County. Employee agrees that he will work full time at the Company’s main office in Irvine. California, and be required to reside (in a primary residence) in the immediate Irvine or greater Orange County, California metropolitan area for the duration of Employee’s employment.

6. Restrictive Covenants During Term.

(a) During his employment by the Company, Employee shall devote his full time and services exclusively to the Consolidated Company and will not, without the prior written consent of the Board of Directors of the Parent Company, own, either directly or indirectly, any interest in any privately-held business or commercial enterprise which is competitive with the business conducted by the Consolidated Company. Furthermore, Employee shall not, without the prior written consent of the Board of Directors of the Parent Company, serve as a partner, officer, director, advisor or employee of, or act in any other similar capacity for, any business or commercial enterprise which is competitive with the business conducted by the Consolidated Company. However, nothing contained in this Section 6 shall be construed to prohibit Employee from purchasing the stock or other securities of any corporation or other business entity whose stock or securities are traded on any national or regional securities exchange or in the national over-the-counter market.

(b) During his employment by the Company, Employee shall comply with all employee manuals, handbook, policies and procedures adopted by the Board of Directors of the Company, unless such manual, handbook, policies or procedure expressly provides that it is not applicable to Employee or a person holding Employee’s position. Without limiting the generality of the foregoing, and whether included in any manual, handbook, policy or procedure, Employee shall not enter into any agreement (written or verbal) or other instrument that includes a financial, service or other obligation on the part of any Consolidated Company unless another executive officer of the Company has reviewed and approved such agreement or instrument.

7. Compensation.

a. Base Salary. As compensation for the services to be performed hereunder, Employee shall receive an annual base salary (“Base Salary”) of $13,350.00 per month. The Base Salary shall be subject to adjustment upward, but not downward, in the sole and absolute discretion of the Parent Company’s Board of Directors. All Base Salary hereunder shall be payable in accordance with the Company’s customary payroll practices and subject to federal and state withholding requirements. Notwithstanding anything else set forth herein to the contrary, within sixty (60) days of the date the Consolidated Company first achieves a minimum of Cash and Accounts Receivable (as defined below) of at least Three Million Five Hundred Thousand Dollars ($3,500,000), the Parent Company’s Board of Directors shall approve an increase in the Employee’s Base Salary by an amount not less than the amount obtained by multiplying Employee’s then current Base Salary by five percent (5%). For purposes of this Agreement, “Cash and Accounts Receivable” of the Company means the sum of (i) the consolidated total balance of cash and short-term investments of the Company, and (ii) the total balance of accounts receivable of the Company excluding the effect of any deferred revenue offsets.

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b. Bonuses. Employee will have the ability to earn an amount up to $10,000, in addition to Employee’s the annual Base Salary, as a “Management by Objective Bonus” (“MBO Bonus”). The MBO Bonus will be deemed earned by the Employee following the successful achievement of quarterly objectives approved in writing by the Parent Company’s Board of Directors. The MBO Bonus will be payable in quarterly payments. The MBO Bonus, if earned, will be paid within 45 days of the end of the fiscal quarter, cxcept for any bonus due and payable at the Company’s year-end, which will then be due no later than March 15 of the following year. If Employee’s employment is terminated for any reason during any bonus term, the Employee will receive the payment of his pro-rated share of the MBO Bonus within 45 days of the end of the fiscal quarter provided that the written objectives for that quarter were in the process of being achieved (as reasonably determined by the Parent Company’s Board and Directors) or were actually achieved during that fiscal quarter.

c. Payment Upon Termination.

(i) Subject to the following paragraph and the last sentence of this paragraph, upon any termination of Employee’s employment by the Company (other than a termination for “Cause” as that term is defined below), the Company shall pay to Employee, in addition to any accrued but unpaid compensation and accrued but unused Paid Time Off pay earned by Employee through the effective date of the termination of employment, the following “Severance Amount”: (A) an amount equal to one year’s Base Salary at the annual rate of Base Salary being paid to Employee as of the effective date of the termination of employment, and (B) an amount equal to 100% of Employee’s group health and dental insurance premiums with the Company (or, at the election of the Company, 100% of the amount payable under COBRA necessary to maintain Employee’s health and dental insurance) for a period of one year following Employee’s date of termination. Notwithstanding anything in this Agreement to this contrary, (Y) any obligation of the Company to pay any portion of the Severance Amount shall immediately and automatically cease, without notice or opportunity to cure, upon Employee’s breach of Section 9 or 10 during, or following termination of, Employee’s employment with the Consolidated Company, and (Z) any obligation of the Company to pay any portion of the severance amount shall be suspended (but not terminated) at the option of the Company (1) during any period that the Parent Company’s independent public accountants require the Consolidated Company to include a going concern qualification in the financial statements, until such going concern qualification is removed or eliminated, (2) during any calendar month in which the Consolidated Company’s current ratio (i.e. ratio of current assets to current liabilities) as of the last day of the prior calendar month was less than 2.5, or (3) during any period in which the Consolidated Company has current assets of less than $650,000; provided, however, none of (1), (2) or (3) shall apply if the Consolidated Company has cash or cash equivalents in excess of $1 million.

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Payments of the cash portion of the Severance Amount shall be made to Employee in six equal monthly installments, less any applicable taxes, except as set forth below in this paragraph. Notwithstanding anything in this subsection (c) (i) to the contrary: (A) no base salary continuation or bonus amount otherwise payable to the Employee under this subsection (i) shall be paid unless and until the Employee incurs a “separation from service” (as defined in Treasury Regulation Section 1.409A-l(h)) from the Company (a “Separation from Service”) (with any amounts deferred as a result of this subsection (A) being payable promptly following such Separation from Service and as permitted by subsection (B)); and (B) any base salary and bonus amounts that are otherwise due or payable under this subsection (c)(i) during the six- month period following the Employee’s Separation from Service shall instead be deferred and paid to the Employee within five business days after, but in no instance prior to, the six-month anniversary of Employee’s Separation from Service (or, if earlier, the date of Employee’s death) if and to the extent that such amounts (1) do not constitute “separation pay due to involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-l(b)(9)(iii); and (2) are subject to Section 409A of the Internal Revenue of 1986, as amended (the “Code”). The foregoing restrictions on the payment of continuing base salary and bonus are intended to comply with the requirements of Section 409A of the Code and shall be interpreted consistently with that intent.

(ii) Upon any termination of Employee’s employment by the Company for “Cause”, the Company shall pay to Employee any accrued but unpaid compensation and accrued but unused Paid Time Off earned by Employee through the effective date of the termination of his employment. As used herein, the term “Cause” shall mean (a) Employee’s conviction of, or plea of guilty, nolo contendere or the equivalent, in any criminal action involving a felony, (b) Employee’s misappropriation of any material funds or property of the Company, (c) Employee’s willful misconduct in the performance of his duties for the Company, (c) Employee’s breach of any of the covenants set forth in Sections 4, 5, 6, 9 or 10, or (d) the continuation of any breach, or repeat of any breach, by Employee of any covenant not designated in subsection (c) of this paragraph after the Company has given Employee written notice identifying such breach.

(iii) If Employee elects to terminate his employment with the Company for “Good Reason,” Employee shall be entitled to the same Severance Amount as set forth in subsection (c)(i) above, including the modifying restrictions set forth in the last sentence of the first paragraph, and the second paragraph, of subsection (c)(i). “Good Reason” shall mean (A) a material reduction of Employee’s compensation, responsibilities or duties; (B) a change in the principal place of Employee’s employment such that it causes Employee to relocate or materially increases Employee’s commute time; or (C) any other event that is a functional equivalent of an involuntary termination and which falls within the safe-harbor provisions related to termination for good reason set forth in the regulations implementing Section 409A of the Code.

(iv) The payments described in this Section 7(c) shall constitute the entirety of the compensation payable to Employee by the any Consolidated Company upon a termination of his employment with the Company.

8. Employee Benefits.

a. Paid Time Off. Employee shall be entitled to Paid Time Off (“PTO”) plus company holidays in accordance with the PTO and Holiday policies set forth in the Company’s Employee Handbook. Initially, it is understood that Employee shall be entitled to of a maximum of 24 days per year, accruing at a rate of two days per month, and a maximum accrual of 24 days at any one point in time, excluding paid holidays, the scheduling of which will be approved in advance (generally at least one month in advance) by the Chief Executive Officer, which approval will not be unreasonably withheld.

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b. Group Health Insurance Benefits. The Company shall provide for Employee and his dependents, at the Company’s expense, participation in such health, accident and dental insurance plans as are made available generally to the Company’s senior executive management level employees (i.e. officers party to substantially similar written employment agreements) from time to time.

c. Business Expenses. Employee shall be entitled to reimbursement by the Company for any ordinary and necessary expenses reasonably incurred by Employee in the performance of his duties and in acting for the Company, provided that:

i. Each such expenditure over $ 1,000.00 is pre-approved in writing by the Employee’s supervisor, or in the case of the Chief Executive Officer, by another executive officer of the Company, in accordance with Company policy.

ii. Employee furnishes to the Company such documentation regarding such expenses as is required by the rules and policies relating to expense reimbursements that the Company shall from time to time establish in order to permit such reimbursement payments to be taken as proper deductions by the Company under applicable state and federal tax laws.

Repeated violations of this provision shall be deemed cause for termination as defined in Section 7(c)(ii)(d).

d. Indemnification. Employee shall have the full benefit of all provisions of the Company’s limits of liability as may be provided to an employee of the Company in the Company’s articles of incorporation, bylaws, and California Labor Code Section 2802 providing for indemnification of Employee in the circumstances described therein.

9. Confidential Information.

a. Access to Confidential and Trade Secret Information. Employee acknowledges that during the course of Employee’s retention by the Consolidated Company, Employee will be exposed to and provided documents and other information regarding the confidential business and technical affairs of the Consolidated Company, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory and whether compiled by Employee or the Consolidated Company, including, without limitation, information about the Consolidated Company’s past, present and future financial condition, the markets for its products, key personnel, past, present or future actual or threatened litigation, trade secrets, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development, pricing information, cost information, sources of supply, sources of customers, customer lists, identities and purchasing characteristics and histories, business plans, models, projections or prospects, actual and/or projected expenses, actual and/or projected revenues, actual and/or projected profits, financial information, data, know-how, formulae, processes, designs, specifications, drawings, contract rights, and other information concerning the Consolidated Company’s organization, business operations, business affairs, marketing plans, clients, customers, suppliers, vendors, licensees, or licensors, of a confidential, proprietary, or secret nature not readily available to the public (the “Confidential Information”).

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Employee expressly acknowledges that this Confidential Information has independent economic value from not being readily known, disclosed to or ascertainable by proper means by the public and/or others in the industry and business of the Consolidated Company, and that reasonable efforts have been made by the Consolidated Company to maintain the secrecy of such Confidential Information, and this Confidential Information shall be considered and deemed the Consolidated Company’s trade secrets and confidential, proprietary information.

b. No Disclosure or Use of Confidential Information. At no time during Employee’s employment or thereafter shall Employee ever divulge, disclose, or otherwise use any Confidential Information for any purpose other than to do and perform the business and activities of the Consolidated Company, unless and until such information is readily available in the public domain by reason other than Employee’s disclosure or use thereof in violation of this Section 9, or unless such disclosure is required by law. Employee specifically acknowledges that the Confidential Information derives independent economic value from not being readily known, disclosed to or ascertainable by proper means by the public or the industry or business of the Consolidated Company, that reasonable efforts have been made by the Consolidated Company to maintain the secrecy of such Confidential Information, that such Confidential Information is the sole property of the Consolidated Company, is considered the Consolidated Company’s trade secrets, and that any retention, use or disclosure of such Confidential Information by Employee (except in the course of performing duties hereunder) shall constitute a misappropriation of trade secrets of the Consolidated Company and/or unfair competition.

10. Non-Solicitation. Employee shall not, for a period of 12 months following the termination of his employment with the Consolidated Company, for any reason whatsoever, directly or indirectly, for himself or for, on behalf of or in conjunction with any other person or entity, solicit or induce any employee, agent, independent contractor or consultant of or to the Consolidated Company to terminate his, her or its employment or other relationship with the Consolidated Company for the purpose of associating with any competitor of the Consolidated Company or otherwise encourage any such person to leave or sever his, her or its employment or other business relationship with the Consolidated Company.

11. Damages and Injunction. Because of the difficulty of measuring economic losses to the Consolidated Company as a result of a breach by Employee of the provisions of Sections 9 and 10 hereof, and because of the immediate and irreparable damage that could be caused for which it would have no other adequate remedy, Employee agrees that the provisions of Sections 9 and 10 hereof may be enforced by the Consolidated Company in the event of breach or threatened breach by Employee, by injunctions and restraining orders without having to post a bond or other security. Such actions may be taken in state or federal court notwithstanding the inclusion of an arbitration provision in this Agreement. Nothing herein shall be construed as prohibiting the Consolidated Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages as provided for in this Agreement.

12. Agency and Authority. Employee agrees that his employment by the Company shall deem him an agent for the Company only for such purposes as are customary for his position. Employee agrees that he will not act or purport to act in any way for the Company, except as to matters directly related to his employment or as may otherwise be authorized by the Parent Company’s Board of Directors.

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13. Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph, section or clause of this Agreement shall be held to be indefinite or invalid, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

14. Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three (3) days after deposit in the U.S. mail, postage prepaid and properly addressed to the party entitled to such notice, at the address indicated beside such party’s signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this paragraph to all other parties to this Agreement.

15. Amendment. Any waiver, alteration or modification of any of the provisions of this Agreement or cancellation or replacement of this Agreement shall not be valid unless made in writing and signed by the parties hereto.

16. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of California applicable to contracts executed and to be wholly performed within the State of California, with venue and jurisdiction for any dispute in the County of Orange.

17. Waiver. Waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

18. Arbitration. In the event of any dispute or any claim arising out of this agreement, the termination of Employee’s employment, or the employment relationship between the Employee and the Company (including, but not limited to, any claims of wrongful termination or claims for discrimination based on race, age, sex, disability, creed, color, religion, sexual orientation, marital status, or any other protected category, under California Fair Employment and Housing Act, Title VII of the Civil Rights Act, Age Discrimination in Employment Act, or Americans with Disabilities Act), Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted under the rules of the California Arbitration Act, Code of Civil Procedure Section 1280 et seq. (the “Arbitration Act”). The parties shall (1) select a neutral arbitrator from a panel obtained from Orange County Superior Court (or some other source mutually agreed upon between the parties), (2) be permitted adequate and reasonable discovery necessary to arbitrate or resolve all issues in dispute in the arbitration, and (3) direct the arbitrator to render a written award setting forth his findings of fact and conclusions of law which shall be afforded appropriate judicial review as permitted by and provided for in the Arbitration Act and state laws interpreting the Arbitration Act. Each party shall bear his or its own expenses incurred in connection with the arbitration, including attorneys’ fees and costs, except that the Company will pay all the arbitrator’s costs and fees unique to the arbitration. This arbitration provision shall not apply to claims for unemployment insurance benefits filed with the Employment Development Department or to claims for normal workers compensation benefits filed with the Workers Compensation Appeals Board. In the event Employee prevails in the resolution of any dispute arising out of this agreement, Company shall reimburse Employee for all expenses Employee incurred in connection with the arbitration, including attorneys fees and costs, and any other costs, fees or attorneys fees as may otherwise be provided under state or federal law.

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19. Entire Agreement. This Agreement, along with the other documents and agreements executed contemporaneously herewith by the parties, which includes the Confidential, Proprietary Information and Invention Assignment Agreement, the Offer Letter, New Hire Information Form, and the SBW Security Training Acknowledgement Form, and any Stock Option Agreements (incorporating the Amended and Restated 2011 Stock Incentive Plan), contains all the terms and conditions agreed upon by the parties hereto and sets forth the entirety of the consideration to which Employee shall be entitled hereunder. No other agreements, oral or otherwise, shall be deemed to exist or to bind any of the parties hereto in any manner related to this Agreement. No officer or employee of the Company has any authorization to make any representation or promise in any manner related to this Agreement not contained in this Agreement, and Employee agrees that he has not executed this Agreement in reliance upon any such representation or promise. This Agreement cannot be modified or changed except by written instrument, signed by both parties hereto.

20. Employee Handbook. Employee shall be governed by the personnel rules and regulations set forth in the Company’s employee handbook and related documents. To the extent there exists a conflict between this Agreement and the personnel rules and regulations of the Company, this Agreement shall be the controlling document and supersede any conflicting policy.

21. Section Headings. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

22. Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be construed as an original for all purposes.

23. Acceleration of Vesting of Options. Upon the occurrence of a “Transaction” as defined in paragraph 9.2 of the 2011 Stock Incentive Plan, as the same may be amended and/or restated from time to time (the “Incentive Plan”) other than the Broadcast Merger (as defined below), all stock options granted to Employee after May 31, 2013 in connection with his employment at the Company shall immediately vest, and Employee will have the immediate right and option to exercise such options on the terms and conditions set forth in the option agreement and the Incentive Plan. The accelerated vesting described herein shall occur regardless of any contrary provision or language found in the Incentive Plan or any option agreement. If any option agreements with Employee representing options granted after May 31, 2013 do not include the accelerated vesting provisions required by this Section 23, the Employee and the Company (or the Parent Company) shall amend such agreements in order to reflect the terms of this Section 23. The “Broadcast Merger” shall mean the proposed merger of AllDigital Holdings Inc., with a subsidiary of Broadcast International, Inc. pursuant to the Agreement and Plan of Merger and Reorganization dated January 6, 2013, as amended.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALLDIGITAL,INC.

	By:	/S/ PAUL SUMMERS
	Its:	CEO
	Date:	July 2, 2013

ADDRESS:		220 Technology Dr. STE 100
Lrvine,CA

EMPLOYEE

/S/ KON WILMSK
	Date:	July 2, 2013

ADDRESS:		26321 PACATO DR.
MISSION VIEJO, CA 92691

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